LEUTHOLD FUNDS, INC. 485BPOS

Exhibit 99.(l)

SUBSCRIPTION AGREEMENT

Leuthold Funds, Inc.

100 North Sixth Street

Suite 700A

Minneapolis, Minnesota 55403

Ladies and Gentlemen:

The undersigned hereby subscribes to 10,000 shares of Class A Common Stock (Leuthold Asset Allocation Fund), $0.0001 par value per share, of Leuthold Funds, Inc., in consideration for which the undersigned agrees to transfer to you upon demand cash in the amount of $100,000.

It is understood that a certificate or certificates representing the shares subscribed for shall be issued to the undersigned upon request at any time after receipt by you of payment therefor, and that said shares shall be deemed to be fully paid and nonassessable.

The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

Dated and effective as of this 20th day of October, 1995.

STEVEN C. LEUTHOLD FAMILY FOUNDATION

/s/ Steven C. Leuthold
Steven C. Leuthold, Trustee

ACCEPTANCE

The foregoing subscription is hereby accepted. Dated and effective as of this 20th day of October, 1995.

By:	/s/ Steven C. Leuthold

Steven C. Leuthold, President

(CORPORATE SEAL)

Attest:	/s/ David D. Deming

David D. Deming, Vice President and Secretary